Exhibit 99.1

OphthaliX Reports First Quarter 2012 Financial Results

Salt Lake City, Utah, May 15, 2012 – OphthaliX (OTCBB: OPLI) today reported its financial and operating results for the quarter ended March 31, 2012. OphthaliX is an advanced clinical-stage biopharmaceutical company focused on developing therapeutic products for the treatment of ophthalmic disorders.  Our drug, CF101 (known generically as IB-MECA), is being developed to treat three ophthalmic indications: dry eye syndrome; glaucoma and uveitis. We are currently: (i) conducting a Phase III trial with respect to the development of CF101 for dry eye syndrome, under an Investigational New Drug, or IND, application with the United States Food and Drug Administration, or FDA; (ii) conducting a Phase II trial with respect to the development of CF101 for the treatment of glaucoma; and (iii) preparing for Phase II study of the development of CF101 for uveitis.

Prof. Pnina Fishman, interim CEO and Chairman of OphthaliX commented: "We continue to make good progress on the development of CF101 for the ongoing ophthalmic indications with both the Phase 3 Dry Eye and the Phase 2 Glaucoma studies.”

For the period from June 27, 2011 (inception date of Eyefite) to March 31, 2012, we did not generate any revenues from operations.  Expenses during the quarter ended March 31, 2012, were $710,000 with a finance expense of $2,114,000 for a net loss of $2,824,000. Expenses for the period mentioned above consisted of research and development activities of $508,000 and general and administrative expenses of $202,000.  These expenses were mainly due to professional, legal and accounting fees relating to our reporting requirements.  The finance expenses were mainly due to a change in the fair value of derivatives in the amount of $2,116,000.  There were no comparable expenses during the prior year quarter ended March 31, 2011. As of March 31, 2012 we had $2,467,000 in cash.  We believe that such funds will be sufficient to effectuate our business for the next 12 months.  We also have 17,873,054 ordinary shares of Can-Fite BioPharma Ltd. (traded on the Tel Aviv Stock exchange) presented on the Balance Sheet as $1,391,000.

On a non-GAAP basis, net loss for the first quarter of 2012, excluding the $2,116,000 of non-cash charge related to the re-measurement to fair value of a derivative that is being accounted for as a liability, was $708,000 or 0.01 per basic share and diluted share. Assuming the derivative was converted into OphthaliX's common stock, as of March 31, 2012, OphthaliX's stockholder's equity on a Non-GAAP basis would be $3,896,000.

Three months ended
March 31, 2012 (unaudited)
Reported GAAP net loss	2,824,000
Re-measurement of a derivative to fair value	(2,116,000)
Non-GAAP net loss	708,000

OPHTHALIX, INC.
(Unaudited)
(U.S. dollars in thousands, except share and per share data)

	Three months ended	Period from June 27, 2011 (inception date) to
	March 31,	March 31,
	2012	2012
	Unaudited	Unaudited

Operating expenses:
Research and development	$508	$724
General and administrative	202	337

Total operating expenses	710	1,061

Financial expenses, net	2,114	3,164

Net loss	2,824	4,225

Net loss per share:
Basic and diluted net loss per share	$(0.06)	$(0.10)

Weighted average number of Common shares used in computing basic and diluted net loss per share	46,985,517	41,176,629

Comprehensive loss	2,941	4,386

OPHTHALIX, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31, 2012	December 31, 2011
	Unaudited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,467	$3,441
Investment in parent company	263	172
Other accounts receivable	546	3

Total current assets	3,276	3,616

LONG-TERM ASSETS:
Investment in parent company	1,128	1,336

Total long-term assets	1,128	1,336

Total assets	$4,404	$4,952

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Related company	$338	$140
Other accounts payables and accrued expenses	170	160

Total current liabilities	508	300

NON-CURRENT LIABILITIES:
Derivative related to service agreement	3,553	1,436

Total non-current liabilities	3,553	1,436

SHAREHOLDERS' EQUITY:
Share capital
Preferred Shares -
Authorized: 1,000,000 shares at March 31, 2012 and December 31, 2011; Issued and Outstanding: 0 shares at March 31, 2012 and December 31, 2011	-	-
Common Shares of $0.001 par value -
Authorized: 100,000,000 shares at March 31, 2012 and December 31, 2011; Issued and Outstanding: 46,985,517 shares at March 31, 2012 and December 31, 2011	47	47
Additional Paid-in capital	4,682	4,614
Accumulated other comprehensive loss	(161)	(44)
Accumulated deficit	(4,225)	(1,401)

Total shareholders' equity	343	3,216

Total liabilities and shareholders' equity	$4,404	$4,952

Contact:

Pnina Fishman, Interim Chief Executive Officer

Tel: +972-3-9241114

Email: pnina@ophthalix.com

This release contains forward-looking statements regarding OphthaliX’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of business development efforts and the timeliness of development activities, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. OphthaliX Inc. undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.